UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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UNIVERSAL LOGISTICS HOLDINGS, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIVERSAL LOGISTICS HOLDINGS, INC.

12755 E. Nine Mile Road

Warren, Michigan 48089

(586) 920-0100

www.universallogistics.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 30, 2020

To our Shareholders:

The 2020 annual meeting of shareholders of Universal Logistics Holdings, Inc., a Michigan corporation (“ULH” or the “Company”), will be held at 12755 E. Nine Mile Road, Warren, Michigan 48089, on April 30, 2020, at 10:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following proposals:

1.

To elect ten directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified (the Board of Directors recommends a vote “FOR” the nominees named in the attached proxy statement proposal);

2.	To conduct an advisory vote on the compensation of our named executive officers (the Board of Directors recommends a vote “FOR” this advisory proposal);

3.	To ratify the appointment of BDO USA LLP as ULH’s independent registered public accounting firm for the next fiscal year (the Board of Directors recommends a vote “FOR” this proposal);

4.

To conduct an advisory vote on a shareholder proposal for majority voting in uncontested director elections (the Board of Directors makes no recommendation regarding the vote on this advisory proposal); and

5.	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

All shareholders of record as of the close of business on March 13, 2020, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

/s/ Steven Fitzpatrick

STEVEN FITZPATRICK
Vice President – Finance and Investor Relations, Secretary

March 31, 2020

Your Vote Is Important

Whether or not you plan to attend the meeting in person, you are urged to promptly submit your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Your prompt action will help us reduce the expense of proxy solicitation.

Universal Logistics Holdings, Inc.

Proxy Statement

For the Annual Meeting of Shareholders

To Be Held on April 30, 2020

Universal Logistics Holdings, Inc.

Annual Meeting of Shareholders

April  30, 2020

PROXY STATEMENT

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Universal Logistics Holdings, Inc. (“ULH” or the “Company”) for use at our annual meeting of shareholders (the “Annual Meeting”) to be held at 12755 E. Nine Mile Road, Warren, Michigan 48089, on April 30, 2020, at 10:00 a.m. local time, and at any or all adjournments or postponements of the meeting. The telephone number for our principal executive office is (586) 920-0100. This proxy statement and form of proxy are being mailed to shareholders on or about March 31, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 30, 2020

Our combined Proxy Statement and 2019 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available at www.proxyvote.com.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of the Annual Meeting. Those matters include electing directors, conducting an advisory vote on the compensation of our named executive officers, ratifying the appointment of our independent public accounting firm, and conducting an advisory vote on a shareholder proposal for majority voting in uncontested director elections. We will also consider such other business as may properly come before the Annual Meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 13, 2020 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the Annual Meeting?

All shareholders as of the Record Date or their duly appointed proxies may attend the Annual Meeting. The Company is currently monitoring the developing situation with the COVID-19 virus. At this time, the Company plans to proceed with its Annual Meeting as scheduled on April 30, 2020; however, the Company will promptly notify shareholders if it makes any changes to its Annual Meeting. Attendees to the meeting may be subject to health screening procedures consistent with practices advised by governmental authorities or otherwise then in effect for visitors entering the Company’s corporate office, and seating may be limited to comply with applicable

CDC and governmental guidelines. Therefore, the Company asks that any shareholders who plan to attend the meeting please notify the Company at least 24 hours in advance of the meeting by contacting our Corporate Secretary, Steven Fitzpatrick, at (586) 920-0100. Shareholders who are “street name” holders will also need to bring a copy of a brokerage statement reflecting their ownership as of the Record Date in order to attend the meeting. Shareholders who vote their shares by proxy do not need to attend the Annual Meeting. The Company urges all shareholders to promptly submit their proxy for the Annual Meeting regardless of whether you plan to attend in person. Your vote is important.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors (the “Board”) the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, 27,159,140 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

You may vote by mail or by following the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in accordance with the recommendations of the Board, as set out below.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters that are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposals in this Proxy Statement to elect directors and to consider the compensation of our named executive officers, and the shareholder proposal regarding majority voting in uncontested director elections, are not considered to be routine matters. Therefore, without your specific instructions, your shares will not be voted on these matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum. You should follow the directions provided by your nominee regarding instructions on how to vote your shares.

The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm is considered a routine matter; therefore, if beneficial owners fail to give voting instructions, then brokers, banks and other nominees will have the discretionary authority to vote shares of our common stock with respect to this proposal.

If, as of the Record Date, you are a shareholder of record and you attend the meeting, you may vote in person at the meeting.

The authorized capital stock of ULH consists of 100,000,000 shares of common stock, par value $0.01 per share. As of the close of business on March 13, 2020, there were 27,159,140 shares of common stock eligible to vote.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because:

(1)	the beneficial owner has not instructed the nominee on how to vote, and

(2)	the nominee lacks discretionary voting power to vote such issues.

Under NASDAQ rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with each proposal in this proxy statement. In summary, the Board recommends a vote:

•	“FOR” the election of the nominated slate of directors.

•	“FOR” the proposal on the compensation of our named executive officers.

•	“FOR” the ratification of the appointment of BDO USA, LLP as ULH’s independent registered public accounting firm.

•	Neither “FOR” nor “AGAINST” the shareholder proposal on majority voting in uncontested director elections.

What vote is required to approve each proposal?

•

Election of Directors. The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total number of votes.

•

Other Proposals. For each other proposal, the votes cast in favor of the proposal must exceed the number of votes cast opposing the proposal, assuming a quorum is present, for approval. A properly executed proxy marked “ABSTAIN” or not marked at all with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and broker non-votes will not count either in favor of or against the proposal.

Are there other matters to be voted on at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters that may come before the meeting, other than the Proposals described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the Annual Meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a shareholder at any time before it is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

How many Directors are there?

Our Fifth Amended and Restated Bylaws (the “Bylaws”) provide that the number of directors shall not be less than one nor more than thirteen members, with the precise number to be fixed by resolution of the Board. Currently, we have ten directors. The Board has recommended ten nominees for election at the Annual Meeting.

How long do Directors serve?

Our Bylaws provide that each Director holds office until the subsequent annual meeting of shareholders after the director’s election and until a successor is elected and qualified, or until the director’s earlier resignation, removal from office, or death. The shareholders of the Company elect successors for Directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.

Do the shareholders elect the executive officers?

No. Executive Officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.

Our Website

We maintain a website at www.universallogistics.com. The information on our website is not a part of this proxy statement, and it is not incorporated into any other filings we make with the SEC.

Whether or not you plan to attend the Annual Meeting, you are urged to promptly submit your proxy.

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PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten directors. Members of our Board are elected annually to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Our Board has nominated for re-election nine of the current directors and one new director nominee. One current director, Manuel J. Moroun, will be retiring from the Board upon completion of his current term at the Annual Meeting. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director.

Grant E. Belanger	Director Since 2016

Grant E. Belanger, age 59, is currently principal of G. Belanger Consultants LLC, a management consulting firm. Mr. Belanger retired in 2015 from Ford Motor Company. There, he held various management positions for 30 years, including Executive Director of Material Planning and Logistics. Mr. Belanger previously served as a member of the board of directors of Ford Otosan, a publicly traded joint venture between Ford and Koc Holding located in Kocaeli, Turkey. He currently serves on our Audit Committee. Mr. Belanger brings to the Board demonstrated leadership abilities and a keen understanding of the transportation, logistics, and manufacturing businesses, both domestically and internationally. His ability to offer the Original Equipment Manufacturer (OEM) perspective on critical business issues is invaluable to the Board.

Frederick P. Calderone	Director Since 2009

Frederick P. Calderone, age 69, recently retired after over 20 years of service as a Vice President of CenTra, Inc. (“CenTra”). CenTra is a diversified holding company headquartered in Warren, Michigan that is owned by the Moroun family. During his career at CenTra, Mr. Calderone was widely recognized for his expertise in corporate, partnership and individual income tax matters; estate planning; tax planning for multinational businesses; mergers, acquisitions and commercial transactions; tax controversies and litigation; and corporate accounting. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte LLP). Mr. Calderone has also served as a member of the Board of Directors of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1998. Mr. Calderone is a certified public accountant, attorney and tax specialist with a long history of advising and providing executive oversight to transportation companies. With his thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, taxation, and budgeting, Mr. Calderone brings to the Board a unique combination of expertise in accounting, strategic planning and finance.

Daniel J. Deane	Director Since 2009

Daniel J. Deane, age 64, has served as President of Nicholson Terminal & Dock Company since 1990. Mr. Deane also serves as the President of Shamrock Chartering Company and has been a Member of the Society of Naval Architects and Marine Engineers since 1985. He is a Member of the International Stevedoring Council. Previously, Mr. Deane served on the Board of Southern Wayne County Regional Chamber and was a past President of the Port of Detroit Operators Association. He currently serves on our Audit Committee. Mr. Deane possesses significant experience in operations, management, finance and strategic planning for various companies in the transportation industry. His deep knowledge of not only operators providing numerous modes of transportation services but also the practices and procedures of OEMs and other shippers qualifies Mr. Deane as an instrumental resource in his capacity as a director.

Clarence W. Gooden	Director Since 2018

Clarence W. Gooden, age 68, retired from CSX Corporation in May 2017. During his 47 years at CSX, Mr. Gooden held numerous leadership positions, including Vice Chairman and President from September 2015 through February 2017. In his role as President, Mr. Gooden managed and directed the entire operational and commercial functions of CSX. Mr. Gooden currently serves on the advisory board of Argo Consulting, LLC, an operations improvements consulting firm. Previously, Mr. Gooden served as a director of the National Association of Manufacturers, TTX Company, and the National Freight Transportation Association, and as a member of the Atlanta Federal Reserve Bank’s Trade and Transportation Advisory Council. Mr. Gooden possesses extensive experience and a network of relationships in railroads, transportation, logistics, finance, energy, and commodities. A proven industry leader, he brings the perspective and insight of a successful transportation executive to the Board’s role in formulating and evaluating the Company’s business planning and execution.

Matthew T. Moroun	Director Since 2004

Matthew T. Moroun, age 46, is Chairman of our Board of Directors. His currently serves as Chairman and President of CenTra, Inc., a diversified holding company based in Warren, Michigan. He is also Chairman and President DIBC Holdings, Inc., whose subsidiaries own and operate the Ambassador Bridge in Detroit, Michigan and Windsor, Ontario. Mr. Moroun is also Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan. Mr. Moroun is a principal shareholder in other family owned businesses engaged in, among other things, transportation services and real estate acquisition, development, and management. Matthew T. Moroun is the father of Matthew J. Moroun, a nominee for director. He is currently Chairman of our Executive Committee and Chairman of our Compensation and Stock Option Committee. Mr. Moroun has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1992 and its Chairman since 2007. His long-term, substantive leadership experience allows him to add operational, financial, business, capital markets, and strategic expertise to our Board. He possesses first-hand knowledge of the best practices and trends for our industry. His perspective and practical insight on transportation, automotive, real estate development, infrastructure, and government relations enhance the Board’s ability to oversee and direct our strategy, business planning, and execution.

Matthew J. Moroun	Nominee

Matthew J. Moroun, age 19, is a nominee for director. He is a member of the Board of Directors of Detroit International Bridge Company. Mr. Moroun is currently pursuing a Bachelor of Business Administration in Finance from the Mendoza College of Business at the University of Notre Dame. Matthew J. Moroun is the son of Matthew T. Moroun. We believe Mr. Moroun offers the Board a unique perspective on ULH’s strategic challenges and opportunities, and will advance the long-term interests of our shareholders.

Tim Phillips	Director Since January 2020

Tim Phillips, age 54, became our President and Chief Executive Officer in January 2020. He previously served as ULH’s Executive Vice President of Transportation since January 2019. From October 2009 to January 2019, Mr. Phillips held the position of President of Universal Intermodal Services, Inc., the Company’s intermodal subsidiary. Prior to that role, he served as President of The Mason & Dixon Lines, a former subsidiary and predecessor to Universal Truckload, LLC, from January 2007 to September 2009. He also served as Vice President of Mason Dixon Intermodal, now known as Universal Intermodal Services, Inc., from October 2004 to December 2006, and held various operational positions there beginning in August 1989. Mr. Phillips holds a Bachelor of Business Administration in Business Management from Eastern Michigan University. His wealth of experience at ULH across several of its operating segments, along with his knowledge of the day-to-day management of the Company, provides the Board an important perspective in establishing and overseeing the financial, operational, and strategic direction of the Company.

Michael A. Regan	Director Since 2013

Michael A. Regan, age 65, is the Chief Relationship Development Officer of TranzAct Technologies, Inc., a privately held logistics information company that he co-founded in 1984. Mr. Regan was CEO and Chairman of the Board for TranzAct Technologies until 2011. Prior to starting TranzAct, Mr. Regan worked for Bank of America, PriceWaterhouse, and the Union Pacific Corporation. He is a certified public accountant with a B.S.B.A. from the University of Illinois at Urbana-Champaign. He serves or has served on the boards of numerous industry groups including the American Society of Transportation & Logistics, National Industrial Transportation League and the National Association of Strategic Shippers. He is the past Chairman of the Transportation Intermediaries Association Foundation and was the recipient of the 2014 Council of Supply Chain Management Professionals Distinguished Service Award. Mr. Regan’s extensive experience in the logistics industry and his background and experience in both internal and external auditing make him uniquely qualified to serve on our Board.

Richard P. Urban	Director Since 2004

Richard P. Urban, age 78, is Chairman of our Audit Committee. Mr. Urban is currently retired. Previously, Mr. Urban served as an executive in various supply and logistics capacities at DaimlerChrysler AG and several of its predecessor companies. He has an M.B.A. from Michigan State University. Mr. Urban brings to the Board a comprehensive understanding of the challenges and opportunities of the transportation industry. His management experience with supply and logistics operations not only provide him with insight into our financial affairs but also enable him to conduct effective oversight of the Company’s actions.

H. E. “Scott” Wolfe	Director Since 2014

H. E. “Scott” Wolfe, age 74, served as our Chief Executive Officer from December 2012 through December 2014. Mr. Wolfe also served as President and Treasurer of LINC Logistics Company, or LINC, and its chief executive officer, since its formation in March 2002, and was a director since July 2007. Mr. Wolfe led the development of Logistics Insight Corp., a wholly-owned subsidiary, and was President and Treasurer of this subsidiary since its formation in 1992 until his retirement in December 2014. Before 1992, Mr. Wolfe was responsible for pricing and marketing at Central Transport International, Inc. Earlier in his career, he was manager of inbound transportation at American Motors Corporation, where he established that company’s first corporate programs for logistics and transportation management. For 15 years, Mr. Wolfe was employed at General Motors, where he held various plant, divisional and corporate responsibilities. Mr. Wolfe has taught college courses in logistics and transportation management. Mr. Wolfe brings to the Board significant insight and expertise with our asset-light business model and extensive personal leadership skills.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the ten director nominees. All of the nominees have indicated their willingness to serve on the Board of Directors. If any nominee should become unwilling or unavailable to serve, our Board may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board has no reason to believe that any of the nominees will become unavailable to serve.

Your Board of Directors Recommends that Shareholders Vote

FOR

Each of the Nominees Named Above

CORPORATE GOVERNANCE

Director Independence

NASDAQ listing standards generally require that a majority of our Board of Directors be independent. Because more than 50% of the voting power of ULH is controlled by Messrs. Matthew T. Moroun and Manuel J. Moroun, we have elected to be treated as a “controlled company” in accordance with Rule 5615(c) of the NASDAQ Listing Rules. Accordingly, we are not subject to the NASDAQ rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; and (iii) a nominating committee composed solely of independent directors.

Recently, our Board of Directors reviewed the independence of director nominees and determined that six of our director nominees, Messrs. Belanger, Deane, Gooden, Regan, Urban and Wolfe, meet the standards for independence required by applicable NASDAQ listing standards. In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Mr. Matthew T. Moroun is the Chairman of the Board and Mr. Tim Phillips is the President and CEO. This separation of Chairman and CEO allows for greater oversight of ULH by the Board. The Board is actively involved in oversight of risks that could affect ULH. This oversight is conducted primarily through the Audit Committee, as disclosed in the committee description below and in its charter, and by the full Board, which has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by our committee chairs regarding each committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within ULH.

Board Meetings

During 2019, our Board of Directors held 6 meetings. All directors, except Mr. Manuel J. Moroun, attended at least 75% of the meetings of our Board, including committees on which they then served, during the period that they served.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), and the Executive Committee. The membership of these committees, as of March 13, 2020, is as follows:

Audit Committee	Compensation Committee	Executive Committee
Grant E. Belanger	Matthew T. Moroun*	Matthew T. Moroun*
Daniel J. Deane	Tim Phillips	Tim Phillips
Richard P. Urban*

*	Committee Chairman

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has three members. Each of the members of the Audit Committee is an independent director as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee has a charter that has been approved by our Board of Directors and is available on our website, at www.universallogistics.com under the caption of “Investor Relations” and “Corporate Governance.”

The Audit Committee met 10 times in 2019. The Audit Committee assists our Board of Directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention and compensation of our registered public accounting firm. Our Board of Directors has determined that Messrs. Belanger, Deane, and Urban are each qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. Our Board appointed our Chairman of the Board and our CEO as the two members of our Compensation Committee based on our status as a “controlled company” under the NASDAQ Listing Rules. The Compensation Committee met one time in 2019. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our executive officers. The Compensation Committee’s responsibilities and authority include:

•	reviewing trends in management compensation and the competitiveness of our executive compensation programs;

•	overseeing development of new compensation plans, and approving or recommending for determination by our Board of Directors revisions of existing plans;

•	determining, or recommending for determination by our Board of Directors, the salaries, bonus and other compensation for executive officers and key employees other than our CEO;

•	reviewing and making recommendations concerning long-term incentive compensation plans, including stock option and other equity-based plans;

•	to the extent eligible to do so, acting as the committee of our Board of Directors that administers equity-based plans, incentive compensation plans and employee benefit plans; and

•	reviewing and approving, or recommending to our Board of Directors for approval, compensation packages for new officers and severance arrangements for officers.

The full Board evaluates the performance of our CEO and determines the CEO’s salary, bonus and other compensation. The Board also determines the compensation of our directors and administers our equity-based compensation plans with respect to awards to our named executive officers and our directors.

If a member of a committee of our Board of Directors is absent from a meeting, the Bylaws give Board committees authority to unanimously appoint another member of our Board of Directors to act at the meeting in place of the absent committee member. While the Compensation Committee could use this authority, it has no plans to do so. The Compensation Committee has the authority to retain compensation consultants but does not currently use compensation consultants. The Compensation Committee operates without a written charter.

Executive Committee. The Executive Committee exercises the authority of our Board of Directors in accordance with the Bylaws between regular meetings of our Board. The Executive Committee met four times in 2019.

Director Nominating Process. Our Board does not have a nominating committee that nominates candidates for election to our Board. That function is performed by our Board of Directors. Each member of our Board participates in the consideration of director nominees. Our Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the NASDAQ listing standards. However, so long as the Company continues to be a controlled company (within the meaning of NASDAQ Rule 5615(c)), the Board of Directors may be guided by the recommendations of the Company’s majority shareholder in its nominating process. After discussion and evaluation of potential nominees, the full Board of Directors selects the director nominees.

Our Board will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to our Board of Directors in care of our Secretary, Steven A. Fitzpatrick, at 12755 E. Nine Mile Road, Warren, Michigan 48089. Each recommendation should include a personal biography of the suggested nominee, a description of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by our Board. Generally, candidates have been known to one or more of our Board members. Our Board has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In evaluating candidates for nomination, our Board will consider the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our shareholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a shareholder.

Communications with Directors and Attendance at the Annual Meetings

Shareholders may communicate directly with our Board of Directors as a group by writing to our Board, care of the Secretary of ULH, 12755 E. Nine Mile Road, Warren, Michigan 48089. Our Secretary will review all of the correspondence and regularly forward to our Board a summary of the correspondence, and copies of all of the correspondence that, in his opinion, deal with the functions of our Board or any of its committees or that our Secretary otherwise determines requires the attention of our Board. Directors may at any time review a log of all of the correspondence that is addressed to our Board, and request copies of any and all of the correspondence.

Our Board has a policy of encouraging our directors to attend the annual meetings of the shareholders. In 2019, all but two of our current directors, who were excused for good reason, attended the Annual Meeting.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to all our directors, officers and employees, including our CEO and our chief financial and accounting officer. We have posted a copy of our Code of Business Conduct and Ethics on our website at www.universallogistics.com under the caption “Investor Relations” and “Corporate Governance.” In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

In 2019, Messrs. Matthew T. Moroun and Jeff Rogers, our former President and Chief Executive Officer, served as members of the Compensation Committee for the full year as allowed under NASDAQ Rule 5615(c) based on the Company’s status as a controlled company. Tim Phillips, the successor to Mr. Rogers, is currently President and CEO of ULH and a member of the Compensation Committee. Mr. Moroun is Chairman of the Board of

Directors and our largest shareholder. Information regarding certain transactions between ULH and entities controlled by Mr. Moroun is provided in the section entitled “Transactions With Related Persons” on page 30 of this proxy statement. None of our executive officers serves or served as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves or served as a director or member of our Compensation Committee.

Derivative Trading, Hedging and Trading Plans

The Company has a policy that prohibits directors, officers and other covered employees from engaging in short-term investment activity in the Company’s securities, such as trading in or writing options, arbitrage trading or “day trading.” The Company’s policy also prohibits directors and employees from engaging in hedging or monetization transactions, including the through use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds, and any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, without pre-approval of the Chief Financial Officer. In addition, the Company’s policy requires that directors, officers and other covered employees must inform the Office of the Chief Financial Officer before buying or selling any beneficially owned common stock of the Company or entering into a trading plan under the SEC’s Rule 10b5-1.

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AUDIT COMMITTEE REPORT

Each current member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC.

The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

•	the accounting and financial reporting process;

•	audits of financial statements and internal control over financial reporting; and

•	internal control and audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between us and our independent auditor, including having direct responsibility for the auditor’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, and reviews the activities of our internal audit function.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found.

The Audit Committee discussed with ULH’s independent registered public accounting firm, BDO USA, LLP (“BDO”), who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed pursuant to Auditing Standard 1301 (Communications with Audit Committees). The Audit Committee and BDO also reviewed management’s assessment included in management’s report on internal control over financial reporting and BDO’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

The Audit Committee has discussed with BDO the firm’s independence from management and us, and has received from BDO the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining BDO’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2019, with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee Members

Richard P. Urban, Chairman

Grant E. Belanger

Daniel J. Deane

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee Members

Matthew T. Moroun, Chairman

Tim Phillips

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis explains our compensation program for our named executive officers. Our named executive officers for 2019 are Jeff Rogers, our former CEO and President, and Jude M. Beres, our CFO and Treasurer. Mr. Rogers served as our CEO and President until January 10, 2020. This Compensation Discussion and Analysis also includes certain compensation information regarding our current CEO and President, Tim Phillips.

The Compensation Committee has the responsibility for establishing, implementing and continually monitoring our compensation philosophy. The Compensation Committee’s philosophy is to provide our executive leadership total compensation that is competitive in its forms and levels, as compared to companies of similar size and business area. Generally, the types of compensation and benefits provided to our executive officers are similar to that provided to executive officers by other companies.

Goals and Philosophy

Our primary goal for the compensation of our executive officers is to create long-term value for our shareholders. Our compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and create long-term value for our shareholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our shareholders, and to encourage them to remain with us.

Executive Officers of ULH

Our current executive officers are Messrs. Phillips and Beres.

Name	Age	Position	Years of Service
Tim Phillips	54	President and Chief Executive Officer	30
Jude M. Beres	47	Chief Financial Officer and Treasurer	4

Tim Phillips. Mr. Phillips, age 54, has served as President and CEO since January 10, 2020. He previously served as ULH’s Executive Vice President of Transportation since January 2019. From October 2009 to January 2019, Mr. Phillips held the position of President of Universal Intermodal Services, Inc., the Company’s intermodal subsidiary. Prior to that role, he served as President of The Mason & Dixon Lines, a former subsidiary and predecessor to Universal Truckload, LLC, from January 2007 to September 2009. He also served as Vice President of Mason Dixon Intermodal, now known as Universal Intermodal Services, Inc., from October 2004 to December 2006, and held various operational positions there beginning in August 1989. Mr. Phillips holds a Bachelor of Business Administration in Business Management from Eastern Michigan University.

Jude M. Beres. Mr. Beres, age 47, has served as Chief Financial Officer and Treasurer since March 2016. Mr. Beres previously served as the Company’s Chief Administrative Officer since April 2015. Since 1997 Mr. Beres worked for multiple affiliated companies in finance and accounting, and he most recently served as Vice President of Finance and Accounting for Central Transport LLC. Mr. Beres has over 20 years of experience in the less-than-truckload, truckload, intermodal and logistics industries. He holds a Bachelor of Accountancy from Walsh College.

Elements of Compensation

We have three key elements of compensation: annual base salary, cash incentive compensation, and long-term equity incentives. Annual base salary is intended to attract and retain talented executives, and reward them for annual achievement. Cash incentive compensation is intended to motivate our executive officers to achieve specified financial results or superior performance. Long-term equity incentives are intended to align the interests of our executive officers with those of our shareholders by linking compensation to stock price appreciation. In addition, when the criteria for vesting of equity awards includes achieving specified financial results, the equity awards also serve the purpose of motivating our executive officers to achieve those results.

Determining Compensation

Historically, the compensation of our executive officers has been based primarily on the judgment of the Compensation Committee of our Board of Directors. Our Chairman, Mr. Matthew T. Moroun, and our CEO, Mr. Tim Phillips, serve on the Compensation Committee in accordance with the exemption from the compensation committee independence requirements for controlled companies under NASDAQ Rule 5615(c). During 2019, our Compensation Committee consisted of Mr. Matthew T. Moroun and our former CEO, Mr. Jeff Rogers. Currently, the Compensation Committee determines the compensation for our officers and key employees other than the CEO, while the Board makes all decisions regarding the CEO’s compensation and approves the equity awards to the named executive officers.

In determining compensation for our executive officers, the Compensation Committee and the Board consider competitive market compensation paid by other companies, including truckload dry van carriers and other transportation and logistics companies, but do not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation. The Compensation Committee and the Board review and evaluate many factors, including:

•	ULH’s performance and growth;

•	financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements;

•	leadership qualities;

•	ability to achieve strategic objectives;

•	scope and performance of business responsibilities;

•	management experience and effectiveness;

•	individual performance and performance as a management team;

•	current compensation arrangements; and

•	long-term potential to maintain and enhance value for our shareholders.

The Board members generally do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements but strive to achieve an appropriate mix between annual base salary, cash incentive compensation and long-term equity incentives to meet our objectives.

The Board members receive regular updates on our business results from management and review the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Board members may also review information, such as reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably-sized companies in our industry to assess our comparative performance and organizational structure. The Board members use management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The Board members take the view that a close connection between compensation and performance objectives encourages our executive officers to make decisions that will result in significant positive short-term and long-term returns for our business and our shareholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the executive officers, the business or our shareholders.

Based on this information, the Board members regularly evaluate both the short-term and long-term performance compensation for the executive officers to ensure alignment with our business objectives. The committee also works closely with management regarding long-term equity incentives, which emphasize shareholder returns while providing enhanced retention value for key executives.

Risk Assessment of Compensation Programs

We have conducted a review of our compensation programs, including our annual cash and other compensation programs. We believe that our policies and practices are designed to reward individual performance based on our overall Company performance and are aligned with the achievement of both long-term and short-term company goals. Our base salaries are consistent with similar positions at comparable companies and the two components of our bonus programs, operating ratios and revenue growth, are directly tied to the overall success of the organization. Based on our review of our programs, including the above noted items, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Annual Cash Compensation

Base Salary. Each of our named executive officers receives an annual base salary to compensate him for services performed during the year. The base salary for each named executive is established based on the scope of his responsibilities, his level of experience and expertise, and his abilities to lead and direct the Company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The base salaries of our named executive officers are typically established in accordance with their respective employment agreements. Base salaries are reviewed and adjusted by the Compensation Committee or the Board, as applicable, on an annual basis after taking into account individual responsibilities, performance and expectations. The base salaries paid to our named executive officers are set forth below in the “Summary Compensation Table” and the accompanying narrative disclosure.

Annual Non-Equity Incentive Compensation. The Compensation Committee’s and the Board’s practice is to award an annual cash bonus to each of the named executive officers as part of his annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and the Company’s performance. The Committee and the Board believe this practice provides an incentive for strong financial and operating performance and aligns the interests of management with the interests of our shareholders. The bonuses, if any, earned by Messrs. Rogers and Beres with respect to 2019 are set forth below in the “Summary Compensation Table.”

Other Compensation

Long-Term Equity Incentives. Long-term equity incentives are awarded to our named executive officers under our Stock Incentive Plan (the “Plan”) as part of our overall compensation package. The Plan authorizes grants to our employees, directors, and consultants of awards of stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock units, and unrestricted common stock. In recent years, the Compensation Committee and the Board have generally utilized long-term equity incentives in the form of restricted stock for our named executive officers. A total of 500,000 shares of our common stock, subject to adjustments, are reserved for the issuance of equity awards under the Plan.

The Compensation Committee and the Board believe that long-term equity incentives, such as awards of restricted stock, are consistent with the Company’s philosophy and represent an additional vehicle for aligning management’s interests with the interests of our shareholders. When determining the amounts and vesting conditions of long-term incentive grants to be awarded to our named executive officers, the Board members consider, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price. The long-term incentive grants, if any, awarded to Messrs. Rogers and Beres with respect to 2019, 2018 and 2017 are set forth below in the “Summary Compensation Table.”

Retirement and Health Benefits. We sponsor retirement savings plans for all of our eligible employees, including our executive officers. The plans qualify under section 401(k) of the Internal Revenue Code, as amended. The plans include different matching provisions depending on which subsidiary or affiliate is involved. Eligible employees, including our executive officers, are allowed to make tax deductible contributions to the plan. For employees considered highly compensated, including our executive officers, we do not match plan contributions.

We offer health, vision and dental insurance to our executive officers.

Perquisites. Our policy is to provide minimal, if any, perquisites to our executive officers. This helps set an example for all employees that personal expenses are not payable from company funds and helps to control expenses.

Post-Employment Compensation. We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or any of our other employees. We do not offer deferred compensation plans, and do not have agreements that provide compensation to our executive officers based upon the occurrence of a change in control of ULH. However, our current CEO, Mr. Tim Phillips, would be entitled to receive certain compensation if we terminate his employment based on a determination that such termination would be in our best interest. In addition, in January 2020, we entered into a separation agreement with our former CEO, Mr. Jeff Rogers, under which he is entitled to receive certain post-separation cash payments. See “Potential Payments Upon Termination or Change In Control – Payments Upon Termination Based on Our Best Interest” for more information regarding such payments.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer, chief financial officer or certain of the company’s other most highly compensated executive officers. Historically, there was an exception to this $1 million limitation for compensation that meets the requirements under Section 162(m) for

“qualifying performance-based” compensation (compensation paid only if the individual’s or the company’s performance meets pre-established objective goals based on performance criteria approved by the shareholders), and compensation paid to the chief financial officer was excluded from the $1 million limit. Effective January 1, 2018, the Tax Cuts and Jobs Act eliminated the exception for performance-based compensation, and the chief financial officer’s compensation is no longer excluded. The amendments to Section 162(m) include a grandfather clause applicable to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not materially modified after such date. We periodically review the potential consequences of Section 162(m) but do not have a specific policy to structure the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m). For 2019, we were precluded by Section 162(m) from deducting a portion of compensation that we paid to Mr. Rogers.

Share Ownership Guidelines

We do not have share ownership requirements for our executive officers.

Role of Executive Officers in the Compensation Process

The elements of executive compensation are discussed at meetings of the Compensation Committee and the Board, with significant input from our Chairman of the Board and our CEO. Annual base salary is generally determined annually but may be determined for a multi-year period at the time that employment agreements are negotiated with our executive officers, if applicable. Cash incentive compensation and other bonuses and forms of stock-based compensation are discussed from time to time, but there is no set schedule for making determinations regarding these types of compensation. The committee and the Board retain considerable flexibility in deciding when to address these matters. In making its compensation decisions, the Board members will usually seek input from the executive officers. However, the Board makes the final decisions on compensation of our CEO and on equity awards to our executive officers, and the committee makes the final decisions on other compensation to our executive officers. The committee is authorized to utilize compensation consultants. Neither the committee nor the Board utilized a compensation consultant regarding 2019 executive compensation.

Shareholder Approval of the Company’s Compensation Programs

At our 2017 Annual Meeting of Shareholders, we held an advisory vote on executive compensation, commonly referred to as “say on pay.” Our shareholders overwhelmingly approved the “say on pay” resolution presented with more than 90% of the shares represented in person or by proxy at the meeting and more than 92% of votes cast voting to approve our executive compensation. The Compensation Committee and the Board reviewed these voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. At our 2017 Annual Meeting of Shareholders, over 75% of the shares voted (excludes abstentions and broker non-votes) were in favor of our recommendation to hold the “say on pay” vote every three years. As such, the next shareholder vote on “say on pay” is scheduled for this year and is included as Proposal Two in this proxy statement. The next shareholder vote on the frequency of future “say on pay” votes is scheduled for 2023.

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2019, 2018 and 2017 concerning the compensation of our named executive officers for 2019.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Jeff Rogers (4)	2019	583,386	—	—	151	583,537
Former Chief Executive Officer and President	2018	471,496	525,000	282,720	151	1,279,367
	2017	436,876	397,000	134,500	128	968,504

Jude Beres	2019	384,034	400,000	88,700	151	872,885
Chief Financial Officer and Treasurer	2018	337,100	250,000	235,600	151	822,851
	2017	325,556	125,000	—	128	450,684

(1)

Mr. Rogers did not earn a bonus award for 2019. The bonus award to Mr. Rogers for 2018 was paid at a rate of 80% in 2019, with the remaining 20% of the award to be paid in the next year. The bonus award to Mr. Rogers for 2017 was paid at a rate of 100% in the next year. The bonus awarded to Mr. Beres for 2019 includes $300,000 paid at a rate of 20% in 2020, with the remaining 80% of the award being paid at a rate of 20% of the award during each of the next four years, plus an additional $100,000 paid 100% in 2020. The bonus award to Mr. Beres for 2018 was paid at a rate of 20% in 2019, with the remaining 80% of the award being paid at a rate of 20% of the award during each of the next four years. The bonus award to Mr. Beres for 2017 was paid at a rate of 50% in 2018, with the remaining 50% of the award being paid in the next year.

(2)

Amounts relate to time-based restricted stock awards granted to Mr. Rogers on February 20, 2019 and February 22, 2017 and to Mr. Beres on February 5, 2020 and February 20, 2019. The dollar amount reported represents the fair value of the awards on the grant date, excluding the effect of estimated forfeitures, as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 15 “Stock Based Compensation” to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)	Amounts shown reflect represent term life insurance premiums.
(4)	Mr. Rogers served as our President and CEO until January 10, 2020.

Employment Agreements

Jeff Rogers. We were party to an employment agreement with Mr. Rogers dated June 3, 2014. Effective June 10, 2019, his annual base salary was increased to $650,000. Under the employment agreement, Mr. Rogers was eligible for an annual cash bonus to be determined on a discretionary basis or pursuant to performance criteria to be established by the Board. The employment agreement also provided Mr. Rogers with fringe benefits afforded by us to all of our employees in the normal course of business. The employment agreement included provisions regarding termination of employment and his non-compete, non-solicitation, and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

Tim Phillips. On January 10, 2020, we entered into an employment agreement with our current CEO and President, Mr. Phillips. Pursuant to the agreement, the Company agreed to pay Mr. Phillips an initial annual salary of $500,032. The agreement also reflects the Company making a cash bonus award to Mr. Phillips for his performance in 2019 of $240,000. The initial 20% installment of the award is payable in March 2020 and, subject to his continued employment with the Company, each additional 20% installment of the award is payable on the first through fourth anniversary of the initial payment date. The employment agreement also contemplates a restricted stock award of 60,000 shares, which will vest in installments of 20,000 shares on January 10, 2024 and January 10, 2026, and installments of 10,000 shares on January 10, 2027 and January 10, 2028, subject to his continued employment with the Company. The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

Jude Beres. The Company does not have a written employment agreement with Mr. Beres. Effective March 25, 2019, Mr. Beres’ annual base salary was increased to $394,836.

Our executive officers may participate in bonus and other incentive plans that are approved from time to time by our Board of Directors or Compensation Committee. The executive officers are also entitled to any fringe benefits that we may provide for our employees in the normal course of our business.

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of our executive officers’ total compensation. As indicated in the Summary Compensation Table, the proportion for 2019 that salary and bonus were of total compensation ranged from 0% to 104% for our executive officers.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2019. As of March 13, 2020, 97,380 shares of our common stock remain available for future awards under the 2014 Amended and Restated Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeff Rogers	2/20/2019	—	—	—	—	—	—	12,000	—	—	282,720
Jude Beres	2/20/2019	—	—	—	—	—	—	10,000	—	—	235,600

(1)

The dollar amount reported represents the fair value of the awards on the grant date, excluding the effect of estimated forfeitures, as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 15 “Stock Based Compensation” to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019.

The restricted shares granted on February 20, 2019 vest in four equal annual installments 25%, beginning on the first anniversary of the grant date, subject to continued employment with the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards previously awarded to the named executive officers as of December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff Rogers	—	—	—	—	—	2,500	(2)	47,400	—	—
						12,000	(3)	227,520
Jude Beres	—	—	—	—	—	10,000	(4)	189,600	—	—

(1)	Based on the closing market price of $18.96 per share of ULH’s common stock as reported on the NASDAQ Global Market on December 31, 2019.
(2)	These shares vested as of January 10, 2020, pursuant to Mr. Rogers’ separation agreement with the Company.
(3)	These shares were forfeited upon Mr. Rogers’ separation from service with the Company on January 10, 2020.
(4)

This award vested as to 25% of the total shares on February 20, 2020, with an additional 25% of the total shares vesting on each February 20 in each of the next three years, subject to continued employment with the Company. This amount does not include a grant of restricted stock awards granted to Mr. Beres on February 5, 2020. On that date, the Company awarded 5,000 shares of restricted stock to Mr. Beres. The award will vest on February 20, 2024, subject to continued employment with the Company. The market value of the award, based on the closing market price of $17.74 per share of ULH’s common stock as reported on the NASDAQ Global Market on February 5, 2020, was $88,700.

Stock Vested in 2019

The following table contains information about restricted stock awards vested by each of our named executive officers during 2019.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise ($)	Number of shares acquired on vesting	Value realized on vesting ($)
Jeff Rogers			5,000	72,500
Jude Beres			—	—

Potential Payments Upon Termination or Change In Control

Generally, the employment agreements that we enter into with our named executive officers provide for payments that may be made to the named executive officers following termination of their employment. The potential payments under our employment agreement with our former CEO, Mr. Jeff Rogers, and other payments to which our named executive officers would have been entitled upon termination as of December 31, 2019 are discussed below and quantified in the tables that follow. We do not currently have an employment agreement in place for Mr. Beres, and we do not have any agreements or plans that provide for payments to any of our named executive officers based on the occurrence of a change in control of ULH.

No Payments If There Is a Termination for Just Cause

In the event that one of our named executive officers is terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary, bonuses or benefits beyond the last day worked.

Payments Upon Death

In the event of the death of one of our named executive officers, we would pay the executive officer his base salary through the date of death.

Payments Upon Disability

In the event that a named executive officer becomes disabled and is unable to perform his duties, we may terminate his employment. If Mr. Rogers’ employment had been terminated due to disability, he would have been entitled to receive his base salary and benefits for three months following the date of disability, plus any bonus earned but not yet paid.

Payments Upon Termination Based on Our Best Interest

In the event that a named executive officer is terminated by our Board of Directors based upon a determination that such action would serve the Company’s best interest, we would generally have no obligation to pay base salary or benefits beyond the last day worked. However, Mr. Rogers was entitled to receive his base salary and COBRA benefits for a period of six months following the termination of his employment, subject to his execution of a separation agreement with the Company within 21 days. If the Board of Directors elected to extend the covenant not to compete for one year, Mr. Rogers would have been entitled to receive base salary and COBRA benefits for a period of 12 months.

Payments Upon Resignation, Including Retirement

Mr. Rogers had the right to resign by providing three months written notice of his intent to resign. Following such notice, we were entitled to terminate his employment before the end of the three month notice period. In the event Mr. Rogers resigned with the required three months’ notice or was terminated following such notice, Mr. Rogers would have been entitled to receive his base salary and COBRA benefits through the end of the three month notice period. Upon retirement, a named executive officer would also be entitled to receive any bonus amounts earned, but not yet paid.

Employee Obligations

Under his employment agreement, Mr. Rogers agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our Chairman of the Board, Mr. Matthew T. Moroun, for six months after his employment with us terminates. Mr. Rogers also agreed that he will not for two years after his employment with us terminates encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If Mr. Rogers were to hire from us one of our employees, he has agreed to pay us 30% of the employee’s first year’s gross compensation. Under the employment agreement, Mr. Rogers also agreed to maintain the confidentiality of our proprietary information.

Stock Awards

Unvested shares of restricted stock are generally forfeited at the time of termination. However, certain awards of restricted stock to our named executive officers contain provisions under which the unvested shares will automatically vest upon a termination due to death, disability, termination without cause, retirement after reaching age 65 or in other circumstances at the discretion of the Board of Directors or the Compensation Committee.

Rogers Separation Agreement

Effective January 10, 2020, the Company entered into a separation agreement with our former CEO, Mr. Rogers. Under the terms of the separation agreement, Mr. Rogers is entitled to cash payments in the aggregate of $425,000, consisting of weekly severance payments of $12,500 for 16 weeks, an additional $12,500 per week for 10 weeks, and $100,000 to be paid, at Mr. Rogers’ discretion, in the form of additional weekly severance payments, extended reimbursements of COBRA premiums for medical and dental insurance coverage, or a lump sum payment. The receipt of these cash payments is subject to Mr. Rogers’ compliance with certain non-disclosure and non-disparagement covenants described in the separation agreement. In addition, Mr. Rogers’ outstanding installment of 2,500 unvested shares of restricted stock scheduled to vest on March 5, 2020 was accelerated and vested as of January 10, 2020, and all other remaining unvested shares of restricted stock were forfeited upon his separation from service. Based on the closing market price of $18.82 per share of our common stock as reported on the NASDAQ Global Market on January 10, 2020, the value of the shares Mr. Rogers received was $47,050. The separation agreement also included a customary release of claims in favor of the Company, and Mr. Rogers agreed to be available for consultation with the Company for no additional compensation during the period in which he is receiving payments from the Company.

Phillips Employment Agreement

As previously stated, on January 10, 2020, we entered into an employment agreement with our current CEO and President, Mr. Tim Phillips. The provisions in Mr. Phillips’ employment agreement regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company are substantially similar to the provisions of Mr. Rogers’ employment agreement. However, in the event Mr. Phillips’ employment is terminated by our Board of Directors based upon a determination that such action would serve the Company’s best interest, Mr. Phillips would be entitled to receive his base salary and COBRA benefits for a period of 12 months following the termination of his employment, subject to his execution of a separation agreement with the Company within 21 days. In addition, Mr. Phillips has agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our Chairman of the Board, Mr. Matthew T. Moroun, for one year after his employment with us terminates.

Table of Payments Upon Termination of Employment

The following tables provide information regarding amounts payable to each of our named executive officers for 2019 in connection with a termination of his employment. The amounts shown assume that termination of employment was effective as of December 31, 2019, the last business day of our 2019 fiscal year, and include estimates of the amounts that would have been paid. Amounts payable under employment agreements would be paid in equal installments pursuant to the Company’s regularly scheduled payrolls. The actual amounts would only be determined upon an officer’s termination of employment.

	Jeff Rogers
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($) (1)	Resignation ($)	Retirement ($)
Base Salary	—	—	165,774	331,548	165,774	—
Non-Equity Incentive Plan Compensation (2)	—	105,000	—	—	—	105,000
All Other Compensation (3)	—	274,920	274,920	47,400	—	274,920

Total:	—	379,920	440,694	378,948	165,774	379,920

(1)

Mr. Rogers was entitled to receive his base salary and benefits for a period of six months following termination in the best interest of the Company, unless the Board of Directors elected to extend his covenant not to compete for one year, in which case he would have been entitled to receive his base salary and benefits for a period of 12 months. This calculation assumes that the Board of Directors did not elect to extend Mr. Rogers’ covenant not to compete for one year. If this option was exercised, the amount owed to Mr. Rogers for termination in the best interest of the Company would have been $710,496.

(2)	Upon disability or retirement, Mr. Rogers would have been entitled to receive any bonus amounts earned but not yet paid.
(3)

Represents unvested shares of restricted stock that would have vested immediately upon termination, based on the closing market price of $18.96 per share of ULH’s common stock on December 31, 2019 as reported on the NASDAQ Global Market.

	Jude Beres
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)	Resignation ($)	Retirement ($)
Base Salary	—	—	—	—	—	—
Non-Equity Incentive Plan Compensation (1)	—	—	—	—	—	275,775
All Other Compensation (2)	—	189,600	189,600	—	—	189,600

Total:	—	189,600	189,600	—	—	465,375

(1)	Upon retirement, Mr. Beres would be entitled to receive any bonus amounts earned but not yet paid.
(2)

Represents unvested shares of restricted stock that would have vested immediately upon termination, based on the closing market price of $18.96 per share of ULH’s common stock on December 31, 2019 as reported on the NASDAQ Global Market.

Pension Benefits Table

We do not offer, and the named executive officers did not participate in, any pension plan during any period while employed by us.

Non-Qualified Deferred Compensation

We do not offer, and the named executive officers did not participate in, any non-qualified deferred compensation programs during the fiscal year ended December 31, 2019.

Pay Ratio Disclosure

The following information relates to the relationship of the annual total compensation of our employees and the annual total compensation of our former CEO, Jeff Rogers, calculated in accordance with Regulation S-K.

For 2019, our last completed fiscal year:

The median of the annual total compensation of all employees of ULH other than our CEO was $32,218; and The annual total compensation of our CEO in 2019, as reported in the Summary Compensation Table on page 18 of this Proxy Statement, was $583,537.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2019 was 18 to 1.

In determining the median of the annual total compensation of all employees, other than our CEO, we were required in 2019 to identify the “median employee” for 2017. Item 402(u) of Regulation S-K requires us to identify the median employee once every three years, unless a change in employee population or compensation arrangements is likely to result in a significant change in our CEO pay ratio disclosures. We determined that no such change occurred during 2019. Accordingly, for the 2019 pay ratio calculation, we used the same “median employee” identified during our 2017 analysis of our employee population.

To identify the “median employee” as of our determination date of December 31, 2017, we took the following steps:

We determined that our employee population consisted of approximately 8,231 individuals, with all of these individuals located in the United States 6,818, Mexico 1,230, Canada 39 and Colombia 144. This population consisted of our full-time, part-time and temporary employees.

We selected December 31, 2017 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

To identify the “median employee” from our employee population, we compared the amount of salary, wages, and tips of our employees as reflected in our payroll records for 2017. During this analysis, the compensation for employees hired during the year was annualized. We excluded equity awards and bonus payments from our compensation measure because we did not widely distribute such awards and bonuses to our employees. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

Finally, we determined the median of the annual total compensation of all employees for 2019 by identifying and calculating the elements of the median employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

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Director Compensation for 2019

The following table sets forth the compensation information for the one-year period ending December 31, 2019, for each non-employee director who served during such period.

Name (1)	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (2)	Total ($)
Grant E. Belanger	39,200	—	39,200
Frederick P. Calderone	28,400	—	28,400
Joseph J. Casaroll (3)	18,400		18,400
Daniel J. Deane	34,400	—	34,400
Clarence W. Gooden	28,400	—	28,400
Manuel J. Moroun	20,000	100,000	120,000
Matthew T. Moroun	106,000	—	106,000
Michael A. Regan	28,400	—	28,400
Daniel C. Sullivan (4)	11,800		11,800
Richard P. Urban	44,200	—	44,200
H.E. “Scott” Wolfe	28,400	—	28,400

(1)

Our former CEO, Mr. Jeff Rogers, who was a director during the year ended December 31, 2019, has been omitted from this table as he was an employee of the Company and did not receive any additional compensation for serving on our Board of Directors. Mr. Rogers’ compensation is included in the Summary Compensation Table on page 18 of this Proxy Statement.

(2)

Amounts paid to Mr. Manuel Moroun for 2019 represented payments under his Consulting Agreement with the Company. Pursuant to the agreement, Mr. Manuel Moroun provided us with consultation and advice as to the management and operation of the Company, and such other consulting activities as we requested. For the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000 per year, in quarterly installments.

(3)	Mr. Casaroll served as a non-employee director and member of the audit committee until our annual meeting of shareholders on April 25, 2019.
(4)	Mr. Sullivan served as a non-employee director until our annual meeting of shareholders on April 25, 2019.

Compensation Arrangements for Non-employee Directors

Director compensation is determined by our Board of Directors. For 2019, we paid our non-employee directors an annual retainer of $20,000 in quarterly installments. The Chairman of the Board, which is a non-officer position, was paid an annual retainer of $100,000, and the chairman of our Audit Committee was paid an additional annual retainer of $5,000. We pay non-employee directors a meeting fee for each Board and Committee meeting in the amount of $1,800 for attendance in person and $600 for attendance by phone. We reimburse our directors for expenses that they incur in attending Board and committee meetings, including expenses for food, lodging and transportation.

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PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

We are offering to our shareholders a non-binding advisory vote on our 2019 named executive officer compensation, including the compensation of our Chief Executive Officer, pursuant to Section 14A of the Exchange Act. While the vote is non-binding, the Board of Directors values the opinions that shareholders express through their votes and in any additional dialogue. The Board of Directors will consider the outcome of the vote when making future compensation decisions.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 13, our Board of Directors generally has provided compensation programs for our named executive officers that we believe align the interests of our executives with the interests of our shareholders by rewarding performance based on the overall performance of the Company, as well as the achievement of specific personal goals, which the Committee believes will ultimately maximize shareholder value. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. Additional information relevant to your vote can be found in the “Summary Compensation Table” and the related narrative and other compensation tables that follow on pages 18 to 24.

We have conducted a review of our compensation programs, including our annual cash and other compensation programs. We believe that our policies and practices are designed to reward individual performance based on our overall Company performance and are aligned with the achievement of both long-term and short-term Company goals. We believe the balance of short-term and long-term compensation continues to align our executives’ interests with those of our shareholders and discourages excessive risk taking for short-term gains. For the reasons set forth above, we ask for your advisory vote on the following resolution:

“RESOLVED, that Universal’s shareholders hereby provide their advisory approval of the 2019 Named Executive Officer compensation as disclosed pursuant to the rules of the SEC in the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and the related notes and narratives in this proxy statement.”

Although this is an advisory vote which will not be binding on the Compensation and Stock Option Committee or the Board, we will carefully review the results of the vote. The Board and the Compensation Committee will consider stockholders’ concerns and take them into account when designing future executive compensation programs. The Board therefore recommends that you indicate your support of the Company’s executive compensation in fiscal year 2019, as outlined in the above resolution.

Your Board of Directors Recommends that Stockholders Vote

FOR

Advisory Approval of our 2019 Named Executive Officer

Compensation as Disclosed in This Proxy Statement

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of March 13, 2020, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than 5% of our Common Stock; (ii) each of our directors and nominees; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and named executive officers as a group.

Name or Group of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (2)
Directors, Nominees, and Named Executive Officers:
Matthew T. Moroun (4)(5)(6)	16,031,215	59.03%
Manuel J. Moroun (4)(7)	3,427,557	12.62%
Matthew J. Moroun (4)	—	—
Grant E. Belanger	—	—
Frederick P. Calderone	—	—
Daniel J. Deane	—	—
Clarence W. Gooden	—	—
Michael A. Regan	—	—
Richard P. Urban	5,000	*
H.E. “Scott” Wolfe	25,000	*
Jeff Rogers (8)	53,000	*
Jude M. Beres (9)	15,000	*
Directors, nominees, and named executive officers as a group	19,556,772	72.01%
Total Outstanding Shares as of March 13, 2020	27,159,140

*	Denotes less than 1%.
(1)

The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 13, 2020, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table. Includes shares that may be acquired pursuant to restricted stock awards granted under our stock incentive plan that vest within 60 days of March 13, 2020.

(2)

The percentages shown are based on the 27,159,140 shares of our common stock outstanding as of March 13, 2020, plus the number of shares that the named person or group has the right to acquire within 60 days of March 13, 2020. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 13, 2020 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)	The address for this person is c/o Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

(4)

Matthew T. Moroun is the son of Manuel J. Moroun. Matthew J. Moroun is the son of Matthew T. Moroun and grandson of Manuel J. Moroun. The Morouns have agreed to vote their shares as a group, and each person disclaims beneficial ownership of the shares owned by the other person.

(5)	Includes 2,500,000 shares pledged as security.
(6)	Includes 2,000,000 shares held by the Nora M. Moroun 2019 Annuity Trust dated April 25, 2019. Voting and investment power over this trust is exercised by Matthew T. Moroun, as trustee.
(7)

Consists of shares held by the Manuel J. Moroun Revocable Trust U/A/D 3/24/77, as amended and restated on December 22, 2004. Voting and investment power over this trust is exercised by Manuel J. Moroun, as trustee.

(8)	Based on a Form 4 filed by Mr. Rogers with the SEC on February 21, 2019. Mr. Rogers served as our CEO and President until January 10, 2020.
(9)

Reflects vested and non-vested shares granted to such named executive officer as restricted stock awards by the Company. See the tables and related footnotes on page 19 of this proxy statement for a summary of the non-vested shares and vesting dates.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% shareholders are also required to furnish us with copies of the reports that they file. To our knowledge, based solely on a review of the copies of the reports furnished to us and representations received from our directors and executive officers, we believe that all reports required to be filed under Section 16(a) for 2019 were timely filed.

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PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO USA, LLP (“BDO”) served as independent registered public accountants for the year-ended December 31, 2019 and has been selected by our Audit Committee to serve as our independent registered public accounting firm for the year ending December 31, 2020.

Although the submission of this matter for approval by the shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders.

If the appointment is not ratified by the holders of a majority of the shares present in person or by proxy at the Annual Meeting, we will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2021 because of the difficulty and expense of making such a substitution.

A representative of BDO is expected to attend the Annual Meeting and will be available to respond to appropriate questions. That representative will have the opportunity to make a statement if he or she so desires.

Your Board of Directors Recommends that Shareholders Vote

FOR

the Ratification of the Appointment of BDO USA, LLP

as ULH’s Independent Registered Public Accounting Firm

for the 2020 Calendar Year

INDEPENDENT PUBLIC ACCOUNTANTS—

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees for professional services of BDO for audit and other services they provided to us for 2019 and 2018.

	2019	2018
Audit Fees (1)	$722,558	$655,646
Audit-Related Fees (2)	$60,000	$10,000
Tax Fees (3)	$324,524	$255,968
All Other Fees (4)	—	—

Total Fees	$1,107,082	$921,614

(1)

Includes fees billed for professional services for the audit of our financial statements included in our Annual Report on Form 10-K, and reviews of our financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that are normally provided by the independent registered public accounting firms in connection with statutory and regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.

(2)

Includes fees billed for professional services rendered by the independent registered public accounting firm related to the performance of the audit or review of the financial statements that are not disclosed as Audit Fees. The amounts reflect fees for a stand-alone audit of a subsidiary requested by the Company and supplemental opinions required in connection with the Company’s credit facilities.

(3)	Includes fees billed for state tax consulting services.
(4)	Represents fees for all other services or products provided that are not covered by the categories above. There were no such fees for 2019 or 2018.

Audit Committee Approval Policies

Our Audit Committee Charter includes procedures for the approval by the Audit Committee of all services provided by our independent registered public accountants. Our Audit Committee has the authority and responsibility to pre-approve both audit and non-audit services to be provided by our independent registered public accountants. The Audit Committee Charter sets forth the policy of the committee for such approvals. The policy allows our Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent registered public accountants’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that our Audit Committee will have authority and responsibility to approve and authorize payment of the independent registered public accountants’ fees.

TRANSACTIONS WITH RELATED PERSONS

Our Audit Committee reviews and approves related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The Audit Committee approves a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us, or is in our best interest.

Mr. Matthew T. Moroun is Chairman of our Board of Directors, which is designated as a non-officer position, Chairman of the Compensation and Stock Option Committee and the Executive Committee of our Board of Directors, and our largest shareholder. He is the sole shareholder, Chairman and a director of CenTra, Inc., a diversified holding company based in Warren, Michigan. He is also the Chairman and controlling shareholder of Oakland Financial Corporation, an insurance holding company, and its subsidiaries, based in Sterling Heights, Michigan, and a principal stockholder in other family owned businesses engaged in, among other things, transportation services and real estate acquisition, development and management. Our director, Mr. Manuel J. Moroun, is a shareholder of Oakland Financial Corporation. Mr. Matthew J. Moroun, a nominee for director, is the son of Matthew T. Moroun and grandson of Manuel J. Moroun.

Pursuant to an amended and restated registration rights agreement we entered into with Matthew T. Moroun and trusts controlled by Mr. Moroun and his father, Manuel J. Moroun on July 25, 2012, we granted piggyback registration rights to trusts controlled by Manuel J. Moroun, Matthew T. Moroun, and their transferees. As a result of these registration rights, if we propose to register any of our securities, subject to certain exceptions and whether or not the registration is for our own account, we are required to give these shareholders the opportunity to participate in the registration. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares that may be underwritten, we generally receive first priority with respect to the shares issued and sold. The registration rights are subject to conditions and limitations. We generally are required to pay the registration expenses in connection with piggyback registrations.

CenTra, Inc. and its affiliates are controlled by Matthew T. Moroun and Manuel J. Moroun, who also hold a controlling interest in Universal. CenTra and its affiliates provide administrative support services to Universal, including legal, human resources, tax, IT infrastructure and services to host our accounting system in a data center environment. The cost of these services is based on the actual or estimated utilization of the specific services and is charged to the Company. These costs totaled $4.1 million and $3.1 million for 2019 and 2018, respectively.

In addition to the arrangements described above, we are currently a party to a number of arrangements with CenTra and its affiliates that we expect to continue.

We periodically carry freight for CenTra and its affiliates in the ordinary course of business at market rates. Revenue for these services for 2019 and 2018 totaled $1.6 million and $0.9 million, respectively. Affiliates of CenTra have also provided transportation services at market rates in the ordinary course of business. The cost of these services for 2019 and 2018 totaled $65,000 and $1.2 million, respectively.

We pay CenTra the direct variable cost of maintenance, fueling and other operational support costs for services delivered at our affiliate’s trucking terminals that are geographically remote from our own facilities. Such costs are billed when incurred, paid on a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased. In connection with our transportation services, we also pay tolls and other fees for international bridge crossings to certain related entities which are under common control with CenTra. The cost of these services for 2019 and 2018 totaled $0.9 million and $2.4 million, respectively.

We currently lease 28 office, terminal and yard facilities from CenTra’s affiliates based on either month-to-month or contractual, multi-year lease arrangements that are billed and paid monthly. At December 31, 2018, we leased 34 such facilities. During 2019 and 2018, we paid an aggregate of $11.8 million and $14.3 million, respectively, in rent and related costs to affiliates. We believe that the rent we currently pay for these properties is at market rates.

We purchase our commercial auto liability, commercial general liability, workers compensation, motor cargo liability and other insurance from an insurance company controlled by one of our majority shareholders. In addition, our employee health care benefits and 401(k) programs are provided by this affiliate. In 2019 and 2018, we paid this affiliate $53.0 million and $57.4 million, respectively. We believe that the rates we paid for these services reflect market rates.

During 2019, we purchased 600,000 shares of our common stock from Mr. Manuel J. Moroun, and a total of 10,000 from Mr. Jude Beres, our Chief Financial Officer and Treasurer, through a publicly announced modified “Dutch auction” tender offer for a total purchase price of $13.5 million and $225,000, respectively, based on final purchase price of $22.50 per share. During 2018, we exercised our right of first refusal to acquire 10,065 shares of restricted stock from Mr. Wolfe, our director, for $355,000 based on the closing market price on the effective date of the transaction. We also exercised our right of first refusal in 2018 to acquire 7,500 shares of restricted stock from Mr. Rogers, our former director and CEO, for $264,000 based on the closing market price on the effective date of the transaction.

We also sold a vacant parcel of land to an affiliate for $2.5 million during 2019. The sales price was established by an independent third party appraisal. The Company’s basis in the land was $2.4 million, resulting in a gain of $0.1 million.

During 2018, we purchased $466,000 of wheels and tires during 2018 for new trailering equipment from an affiliate of CenTra, and we paid an additional $8,300 for used equipment during the same period. There were no such purchases made during 2019.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. We expect to continue in 2020 certain transactions that are similar to those described above with subsidiaries of CenTra and other companies owned or controlled by our directors and director nominees who are members of the Moroun family.

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PROPOSAL FOUR

ADVISORY VOTE ON MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. The shareholder proposal is required to be voted upon only if properly presented at that Annual Meeting. As explained below, our Board makes no recommendation with regards to the shareholder proposal set forth below.

The Company has been notified that the California Public Employees’ Retirement System, P.O. Box 942707, Sacramento, California 94229-2707, the beneficial owner of at least $2,000 in market value of the Company’s common stock on the date the proposal was submitted and for at least the preceding eighteen months, intends to present the following proposal at the Annual Meeting:

“RESOLVED, that the shareowners at Universal Logistics Holdings, Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.”

Supporting Statement from Shareholder:

“Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.”

Company Response:

The Board of Directors has considered the above proposal and has decided neither to oppose nor support it at this time. Accordingly, the Board of Directors makes no voting recommendation to shareholders on this matter. The Board of Directors understands that there are valid arguments for and against adopting a majority vote standard in the Company’s articles of incorporation or by-laws.

Approval of this proposal would not, by itself, implement majority voting. The proposal, which is advisory in nature, would constitute a recommendation to the Board of Directors if approved by shareholders. In order to implement some forms of majority voting, the Company’s organizational documents would need to be amended, which in certain circumstances would involve a separate shareholder vote.

Although your vote on this proposal is not binding on Universal, the Board of Directors has consistently demonstrated its commitment to good governance and values the views of the Company’s shareholders. The Board of Directors will carefully consider the results of the vote on this proposal and will take what it determines to be appropriate action, if any, in response to the vote.

Your Board of Directors Makes No Recommendation

in Favor of or Opposed to this Advisory Vote on

Majority Voting in Uncontested Director Elections

ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-K

Additional information concerning us, including our financial statements, is provided in our 2019 Annual Report to Shareholders that accompanies this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, is available to shareholders who make a written request for it to our Secretary, Steven Fitzpatrick, at our principal executive office, 12755 E. Nine Mile Road, Warren, Michigan 48089. Copies of exhibits filed with that report or referenced in it will be furnished to shareholders of record upon request and payment of our expenses in furnishing such documents. The Annual Report is also available on our website at www.universallogistics.com under the captions of “Investor Relations” and “Corporate Governance.”

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you wish to submit a proposal to be considered at the 2021 Annual Meeting, you must comply with the following procedures. Any communication to be made to our Secretary as described below should be sent to Steven Fitzpatrick, Vice President – Finance and Investor Relations, Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

Proxy Statement Proposal

If you intend to present proposals to be included in our proxy statement for our 2021 Annual Meeting, you must give written notice of your intent to our Secretary on or before December 1, 2020. The proposals must comply with SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s materials.

Shareholder Recommendations for Director Nominees

It is generally the policy of the Board to consider the shareholder recommendations of proposed director nominees, if such recommendations are serious and timely received.

To be considered timely received for inclusion in our proxy statement for our 2021 Annual Meeting, recommendations must be received in writing at our principal executive offices, 12755 E. Nine Mile Road, Warren, Michigan 48089, no later than December 1, 2020. In addition, any shareholder director nominee recommendation must include the following information: (a) the proposed nominee’s name and qualifications and the reason for such recommendation; (b) the name and record address of the shareholder proposing such nominee; (c) a statement that the person has agreed to serve if nominated and elected; and (d) a description of any financial or other relationship between the shareholder and such nominee or between the nominee and us or our subsidiaries. In order to be considered by the Board, any candidate proposed by one or more shareholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Matters for Annual Meeting Agenda

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than December 1, 2020 and no later than December 31, 2020. For each matter you intend to bring before the meeting, you must include a full description of each such item; the name and address of the person proposing to bring such business before the meeting and, if different, of the shareholder on whose behalf such business is to be brought before the meeting; the number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting and as of the date of such notice; if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the

Exchange Act, and the written consent of each such nominee to serve if elected; and if so requested by us, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act. Unless otherwise required by law, the Board will not be obligated to include information as to any nominee for director in any proxy statement or other communication sent to shareholders.

OTHER MATTERS

We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors

/s/ Steven Fitzpatrick

STEVEN FITZPATRICK
Vice President – Finance and Investor Relations, Secretary

March 31, 2020

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

UNIVERSAL LOGISTICS HOLDINGS, INC. 12755 E. NINE MILE ROAD WARREN, MI 48089

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 29, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or Internet, please do not send your proxy by mail.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D04816-P35567	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

UNIVERSAL LOGISTICS HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
A	Vote on Directors
The Board of Directors recommends that you vote FOR all the nominees listed:		☐	☐	☐
1.	To elect 10 directors for the coming year.
Nominees:

	01) Grant E. Belanger 06) Matthew T. Moroun				D	Vote on Proposal 4
02) Frederick P. Calderone 07) Tim Phillips
03) Daniel J. Deane 08) Michael A. Regan
	04) Clarence W. Gooden 09) Richard P. Urban				The Board of Directors makes no recommendation in favor
	05) Matthew J. Moroun 10) H.E. "Scott" Wolfe				of or opposed to this shareholder proposal:		For	Against	Abstain

					4.	To approve, on an advisory basis, a shareholder proposal for majority voting in uncontested director elections.	☐	☐	☐

B	Vote on Proposal 2
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	To approve a non-binding advisory resolution approving the compensation of our named executive officers.	☐	☐	☐	NOTE: Such other business that may properly be brought before the meeting or any adjournments or postponements thereof.

C	Vote on Proposal 3
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

3.	To ratify the selection of BDO USA, LLP as our independent auditors for 2020.	☐	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

E	Authorize Signatures — This section must be completed for your vote to be counted. Date and Sign Below.

In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
D04817-P35567

Proxy — Universal Logistics Holdings, Inc.
12755 E. Nine Mile Road, Warren, MI 48089 Solicited on behalf of the BOARD OF DIRECTORS for the 2020 Annual Meeting of Shareholders

Revoking all prior proxies, the undersigned, a shareholder of UNIVERSAL LOGISTICS HOLDINGS, INC. (the "Company"), hereby appoints Tim Phillips and Jude Beres, and each of them, attorneys and agents of the undersigned, with full power of substitution to vote all shares of the common stock of the undersigned in the Company at the Annual Meeting of Shareholders of UNIVERSAL LOGISTICS HOLDINGS, INC. to be held at 12755 E. Nine Mile Road, Warren, Michigan, 48089, on April 30, 2020 at 10:00 a.m., Eastern time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment thereof.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSALS 2 AND 3, AND NEITHER FOR NOR AGAINST PROPOSAL 4.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE